Exhibit 99.1
Pac-West Announces Michael Sarina as Vice President, Finance
Stockton, CA – December 19, 2005 – Pac-West Telecomm, Inc. (Nasdaq: PACW), a provider of traditional and next-generation voice communications services, today announced the appointment of Michael Sarina, Vice President, Finance.
Hank Carabelli, Pac-West’s President and CEO said, “Michael brings to Pac-West a broad range of experience in finance, accounting, business process improvement, internal controls, financial reporting, and corporate restructuring. His proven leadership will be instrumental in supporting the execution of our nationwide expansion while continuing to meet our stringent compliance and reporting requirements.”
As Vice President, Finance, Mr. Sarina will have responsibility over accounting, risk management, financial reporting and compliance, and tax and treasury activities.
Mr. Sarina brings over 20 years of senior financial experience to Pac-West. He has held a number of senior level financial and operations positions, including Senior Vice President, CFO, and COO of Mobex Communications Corp. In addition, he has held senior financial management positions with Wilber-Ellis, Spreckels, and California Microwave, Inc. Mr. Sarina also worked at Deloitte & Touche where he was a Certified Public Accountant.
Mr. Sarina is a Certified Public Accountant and holds a Bachelor’s degree in Accounting from Golden Gate University.
About Pac-West Telecomm, Inc.
Pac-West is a provider of advanced communications services that enable traditional and next-generation providers, carriers, and service providers to efficiently design, deploy, and deliver integrated communication solutions. Currently, Pac-West has operations in California, Nevada, Washington, Arizona, Utah, and Oregon. Founded in 1980, Pac-West Telecomm, Inc. has been offering communication services to its customers since 1982 and has been a leading provider of wholesale services to Internet Service Providers. For more information, visit www.pacwest.com.
Forward-Looking Statements
In this press release, our use of the words “outlook,” “expect,” “anticipate,” “estimate,” “forecast,” “project,” “likely,” “objective,” “plan,” “designed,” “goal,” “target,” and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risk factors that are described in our Annual Report on Form 10-K for the period ended December 31, 2004, as filed with the SEC on March 30, 2005, which may be revised or supplemented in subsequent reports filed by us with the SEC. Such risk factors include, but are not limited to: our level of indebtedness; an inability to generate sufficient cash to service our indebtedness; regulatory and legal uncertainty with respect to intercarrier compensation payments received by us; the migration to broadband Internet access affecting dial-up Internet access; the loss of key executive officers could negatively impact our business prospects; an increase in our network expenses; migration of our enterprise customer base to U.S. TelePacific Corp. occurring sooner or later than contemplated; the possible delisting of our common shares from the Nasdaq SmallCap Market; and our principal competitors for local services and potential additional competitors have advantages that may adversely affect our ability to compete with them.
For more information, reporters may contact:
Nicole Rayl
Pac-West
209-926-4371
nrayl@pacwest.com
For more information, investors may contact:
Reid Cox
Pac-West
209-926-3417
rcox@pacwest.com

Pac-West Telecomm • 800-959-413 • service providers@pacwest.com • www.pacwest.com